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Exhibit 4.3

SIXTH AMENDMENT TO

1.    REGISTRATION RIGHTS AGREEMENT

        This Sixth Amendment to Registration Rights Agreement (this "Amendment") is entered into as of April 1, 2003 by and among Raining Data Corporation, a Delaware corporation f/k/a Omnis Technology Corporation (the "Company") and the undersigned individuals and entities (each a "Holder" and, collectively, the "Holders").

RECITALS

        A.    The Company and the Holders previously entered into that certain Registration Rights Agreement, dated as of December 4, 2000, as amended from time to time thereafter, by and among the Company and the Holders (the "Registration Rights Agreement").

        B.    The Company and the Holders desire to further amend the Registration Rights Agreement in order to modify Section 1.1 ("Mandatory Registration"), Section 1.2 ("Effectiveness of Registration Statement"), Section 1.12 ("Assignment of Registration Rights") and to make certain other changes.

AGREEMENT

        NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1.     Capitalized terms used in this Amendment and not otherwise defined have the meanings given to them in the Registration Rights Agreement.

        2.     Section 1.1 of the Registration Rights Agreement is hereby amended and restated in its entirety as follows:

        "1.1 Mandatory Registration. If the Company shall receive a written request from the Holder that the Company effect any registration of the Registrable Securities, the Company will (i) promptly give written notice of the proposed registration to any permitted assignee known to the Company, and (ii) as soon as practicable, file a Registration Statement on Form S-3 (or other appropriate form available for use by the Company) as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of the Holders and/or any permitted assignee, as applicable, joining in such request as are specified in a written request received by the Company within 15 days after receipt of such written notice from the Company. The Company may include in such Registration Statement any other securities that the Company may determine in its discretion, subject to the consent of the Holders owning a majority of the Registrable Securities, which consent will not be unreasonably withheld."

        3.     Section 1.2 of the Registration Rights Agreement is hereby amended and restated in its entirety as follows:

        "1.2    Effectiveness of the Registration Statement.    The Company will use its commercially reasonable efforts to cause the Registration Statement filed pursuant to Section 1.1 above to be declared effective by the SEC as soon as practicable after filing (the "REQUIRED EFFECTIVE DATE"). The Company's commercially reasonable efforts will include, but not be limited to, promptly responding to all comments received from the staff of the SEC. If the Company receives notification from the SEC that the Registration Statement will receive no action or review from the SEC, then the Company will use its best efforts to cause the Registration Statement to be effective within five (5) business days after such SEC notification. Once the Registration Statement is declared effective by the SEC, the Company will use its commercially reasonable efforts to cause the Registration Statement to remain effective throughout the Registration Period, subject to the rights of the Company under Section 1.14 hereof."

        4.     Section 1.12 of the Registration Rights Agreement is hereby amended to add the following at the end of such section:

        "Notwithstanding the foregoing, no transferee or assignee of the Holder shall have the right to make the request for registration set forth in Section 1.1 unless agreed to by the Company and the Holder."

        5.     Section 2.5 of the Registration Rights Agreement is hereby amended and restated in its entirety to read as follows:

        "2.5    Notices, Etc.    All notices, requests, demands and other communications required or permitted to be given hereunder ("Notices") shall be in writing and shall be delivered prepaid (a) by personal delivery, (b) by a nationally recognized overnight courier service, (c) by United States first class registered or certified mail return receipt requested, or (d) by telefacsimile, using equipment that provides written confirmation of receipt, addressed to the other party at the address or facsimile number for such party provided herein; and the date of notice shall be the earlier of (i) actual receipt of notice by any permitted means, or (ii) three (3) business days following dispatch by overnight delivery service or the United States Mail; provided however any notice delivered by telefacsimile shall be effective only if the facsimile is legible and if a confirming copy is sent by any other permitted means hereunder within ten (10) days after transmission. All Notices shall be addressed: (x) if to the Holder, at the Holder's address or telefacsimile number set forth on the signature page hereof, or at such other address or number as the Holder shall have furnished to the Company in writing for such purpose, or (y) if to the Company, at its address or telefacsimile number set forth on the signature page hereof, to the attention of the President of the Company, or at such other address or number as the Company shall have furnished in writing to the Holder for such purpose, with a copy to: Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304, Attention: Matthew Sonsini, Esq."

        6.     The Holder hereby waives any default or non-compliance by the Company with Section 1.1 of the Registration Rights Agreement as in effect prior to this Amendment and the consequences thereof.

        7.     Except as amended hereby, all other provisions of the Registration Rights Agreement shall remain unmodified and in full force and effect.

        8.     This Amendment shall be governed by and construed in accordance with the laws of the State of California.

        9.     Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

        10.   This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same agreement.

        [The remainder of this page is intentionally left blank]

        The undersigned have executed this Amendment as of the date first above written.

"COMPANY"
RAINING DATA CORPORATION
By:	/s/ CARLTON H. BAAB Name: Carlton H. Baab Title: President and CEO
"HOLDERS"
Astoria Capital Partners, L.P.
By:	Astoria Capital Management, Inc., its general partner
By:	/s/ RICHARD W. KOE Name: Richard W. Koe
HARRISON H. AUGUR, KEOGH MP
By:	/s/ DAVID A. FORH II Name: David A. Forh II Title: Operations Manager, Smith Barney
ROBERT D. VAN ROIJEN
By:	/s/ ROBERT VAN ROIJEN Name: Robert van Roijen

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  Exhibit 4.3
RECITALS
AGREEMENT